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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ALTERNATIVE RESOURCES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALTERNATIVE RESOURCES CORPORATION
600 Hart Road
Suite 300
Barrington, Illinois 60010
(847) 381-6701

Notice of Annual Meeting of Stockholders

June 12, 2003

To the Stockholders of
        ALTERNATIVE RESOURCES CORPORATION:

        The Annual Meeting of Stockholders of Alternative Resources Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters at 600 Hart Road, Suite 300, Barrington, IL 60010 on Thursday, June 12, 2003, at 10:00 A.M., local time, for the following purposes:

  1.
  To elect three Class III directors.

  2.
  To consider and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        The Board of Directors has fixed the close of business on April 18, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

Steven Purcell Senior Vice President, Chief Financial Officer, Secretary and Treasurer

May 14, 2003

All stockholders are urged to attend the meeting in person or by proxy. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope provided, which requires no postage for mailing in the United States. A prompt response is helpful, and your cooperation will be appreciated. Your proxy can be withdrawn at any time before it is voted.

ALTERNATIVE RESOURCES CORPORATION
600 Hart Road
Suite 300
Barrington, Illinois 60010

Proxy Statement
Annual Meeting of Stockholders to be Held June 12, 2003

        This Proxy Statement is being mailed to stockholders on or about May 14, 2003 and is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board of Directors" or "Board") of Alternative Resources Corporation (the "Company") for the Annual Meeting of Stockholders to be held on June 12, 2003, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. If the form of Proxy that accompanies this Proxy Statement is executed and returned, the shares represented by the Proxy will be voted. A Proxy may be revoked at any time prior to its voting by (1) written notice to the Secretary of the Company, (2) delivery to the Secretary of a duly executed Proxy bearing a later date or (3) voting in person at the Annual Meeting (although attendance at the Annual Meeting by itself will not revoke a previously granted Proxy).

        A majority of the outstanding shares of Common Stock of the Company ("Common Stock") entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. The affirmative vote of the holders of a plurality of the shares of Common Stock entitled to vote and represented in person or by proxy at this meeting is required to elect directors.

        Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person or by telephone. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expected for a proxy solicitation for an election of directors in absence of a contest.

        The Company's Annual Report on Form 10-K for the year ended December 31, 2002 accompanies this Proxy Statement.

        As of April 18, 2003, the Company had outstanding 17,702,819 shares of Common Stock, which are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

SECURITIES BENEFICIALLY OWNED BY
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of April 18, 2003, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Company to own beneficially more than 5 percent of its outstanding Common Stock, (ii) each of the directors and nominees for directorships, (iii) each Named Executive Officer (as defined under "Executive Compensation" below), and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to those shares, subject to community property laws where applicable. Under Rule 13d-3 of the Exchange Act, (i) persons who have the power to vote or dispose of Common Stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of that Common Stock and (ii) persons who have the right to acquire beneficial ownership of Common Stock of the Company within 60 days are deemed to be the beneficial owners of that Common Stock.

Name	Number of Shares Beneficially Owned	Percent of Class
Wynnchurch Capital Partners, L.P(1) 150 Field Drive, Suite 165 Lake Forest, Illinois 60045	17,666,667	49.95%
John Hatherly(2) 150 Field Drive, Suite 165 Lake Forest, Illinois 60045	17,666,667	49.95%
Richard Renaud(3) 150 Field Drive, Suite 165 Lake Forest, Illinois 60045	17,666,667	49.95%
Denny L. Robinson and Terry and Kathleen Olson, as a group(4) 53565 Hunters Crossing Shelby Township, MI 48315	2,042,500	11.54%
Larry Kane(5) 2654 Kingston Drive Northbrook, IL 60062	1,577,000	8.91%
Alfred Shapiro(6) 1530 Landaleier Road Elk Grove Village, IL 60007	1,090,900	6.16%
George Watts(8)	142,800	*
Raymond R. Hipp	300,000	1.69%
Steven Purcell	302,500	1.71%
Miner Smith	—	—
Victor Fricas	300,000	1.69%
Sharon McKinney(8)	60,710	*
JoAnne Brandes(8)	48,000	*
Frank Hayes	—	—
Syd N. Heaton(7)(8)	127,455	*
Michael J. Hering	—	—
Robert Stanojev	—	—
All directors and executive officers as a group (13 persons)(1)(9)	18,669,936	52.42%

*
Less than 1%.

(1)
Based upon a Schedule 13D/A filed with the Securities and Exchange Commission on April 16, 2003. According to that Schedule 13D/A, these shares include (i) 4,920,208 shares of Common Stock issuable upon exercise of a warrant issued to Wynnchurch Capital Partners, L.P. and 5,079,792 shares of Common Stock issuable upon exercise of a warrant issued to Wynnchurch Capital Partners Canada, L.P.; (ii) 3,280,139 shares of Common Stock issuable upon conversion of a note issued to Wynnchurch Capital Partners, L.P., and 3,386,528 shares of Common Stock issuable upon conversion of a note issued to Wynnchurch Capital Partners Canada, L.P.; and (iii) 492,021 shares of Common Stock issuable upon exercise of a contingent warrant issued to Wynnchurch Capital Partners, L.P. and 507,979 shares of Common Stock issuable upon exercise of a contingent warrant issued to Wynnchurch Capital Partners Canada, L.P. According to the Schedule 13D/A, power is exercised through Wynnchurch Management, Inc., the sole general partner of the sole general partner of Wynnchurch Capital Partners, L.P., and Wynnchurch GP Canada, Inc., the sole general partner of the sole general partner of Wynnchurch Capital Partners Canada, L.P.

(2)
Mr. Hatherly is the President, Treasurer and Director of Wynnchurch Management, Inc. and Wynnchurch GP Canada, Inc. and, as such, may be deemed to beneficially own the securities held by Wynnchurch Capital Partners, L.P. Mr. Hatherly has shared voting and dipositive power with Mr. Renaud over these shares. See footnote (1) above.

(3)
Mr. Renaud is the Chairman of the Board and director of each of Wynnchurch Management, Inc. and Wynnchurch GP Canada, Inc. and, as such, may be deemed to beneficially own the securities held by Wynnchurch Capital Partners, L.P. Mr. Renaud has shared voting and dipositive power with Mr. Hatherly over these shares. See footnote (1) above.

(4)
Based on a Schedule 13D/A filed with the Securities and Exchange Commission on May 30, 2002. According to that Schedule 13D/A, Mr. Robinson has sole voting and dispositive power over 1,700,000 shares held by him as Trustee of the Denny L. Robinson Revocable Living Trust, and Terry and Kathleen Olson have sole voting and dispositive power over 342,500 shares.

(5)
Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2003.

(6)
Based upon a Schedule 13D/A filed with the Securities and Exchange Commission on April 16, 2003. According to that Schedule 13D/A, Mr. Shapiro has sole voting and dispositive power with respect to 729,000 shares and shared voting and dispositive power with respect to 361,900 shares.

(7)
Includes 3,000 shares owned by Mr. Heaton's wife.

(8)
Includes 142,800 shares (Mr. Watts), 10,710 shares (Ms. McKinney), 48,000 shares (Ms. Brandes) and 30,000 shares (Mr. Heaton) that are subject to presently exercisable options or options exercisable within 60 days of April 18, 2003.

(9)
Includes an aggregate of 246,650 shares that are subject to presently exercisable options or options exercisable within 60 days of April 18, 2003.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors of the Company shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year for a three-year term. At the Annual Meeting of Stockholders, three Class III directors are to be elected to serve until 2006. Six directors will continue to serve in accordance with their prior election or appointment. The directors will hold office until the end of their respective terms and until their successors are elected and qualified, unless they die, resign or are removed from office prior to that time.

        It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted for such substitute nominee as the Board of Directors recommends or vote to allow the vacancy to remain open until filled by the Board of Directors, as the Board recommends.

        The Board of Directors recommends a vote FOR the Class III nominees.

Nominee and Continuing Directors

        The following table sets forth certain information with respect to the nominees and the continuing directors:

Name and Age	Director Since:	Principal Occupation and Other Information

Class III Nominees for Election for Terms Expiring in 2006.
Michael J. Hering (34)	June 2002
Mr. Hering has been Chief Financial Officer of Wynnchurch Capital, Ltd., a private equity company, since October 2000. Prior to joining Wynnchurch Capital, Ltd., Mr. Hering was Manager of Analysis with the Chicago Tribune Company from 1996 to 2000. Mr. Hering was assistant controller for LaSalle Partners Ltd. from 1994 to 1996 and an auditor with Coopers & Lybrand LLP from 1991 to 1994. Mr. Hering was initially nominated as a director in 2002 pursuant to the terms of the Securities Purchase Agreement (the "Securities Purchase Agreement") described below under "Certain Transactions."
Robert Stanojev (61)	August 2002
Mr. Stanojev has been Chairman of the Board since August 2002. Prior to joining the Company, Mr. Stanojev was a partner with Cap Gemini Ernst & Young U.S. (and its predecessors, including Ernst & Young Consulting), from 1972 to 2002 where he served most recently as a Senior Partner and as Global Director of Sales and Marketing. Prior to his career with Ernst & Young, Mr. Stanojev held various technical and sales positions with RCA Corporation.

George Watts (50)	July 2002
Mr. Watts has been a member of the Board, President and Chief Executive Officer of the Company since July 2002. Previously he was Chief Executive Officer of Ranger Partners Group, an affiliate of Ranger Aerospace providing strategic consulting and business development services, from April 1998 until July 2001. From 1995 to 1998, Mr. Watts was Executive Vice President of PM Realty Group, one of the nation's largest business outsourcing companies in property management. From 1985 to 1995, Mr. Watts was President of Executive Visions Consulting, a firm he founded.
Class I Directors with Terms Expiring in 2004
JoAnne Brandes (49)	August 1994
Ms. Brandes has been Executive Vice President, General Counsel and Secretary for Johnson Diversey, Inc., a worldwide commercial products and solutions company, since October 1997. Ms. Brandes was Vice President, General Counsel—Worldwide Professional for S.C. Johnson & Son, Inc., from October 1996 to October 1997, and was Vice President—Corporate Communications Worldwide for S.C. Johnson & Son, Inc. from October 1994 to October 1996. From May 1992 through September 1994, she was Director—Corporate Communications Worldwide for S.C. Johnson & Son, Inc. Ms. Brandes currently serves on the Boards of Directors of Bright Horizons Family Solutions and Johnson Family Funds, Inc. and is a regent of the University of Wisconsin System.
Frank Hayes (41)	February 2002
Mr. Hayes has been a Partner of Wynnchurch Capital, Ltd., a private equity company, since November 2001. He has over 15 years of private equity investing and corporate finance experience. Prior to joining Wynnchurch, Mr. Hayes was Managing Director of Catalyst Equity Partners, LLC, a private equity fund, from 2000 to 2001. Prior to joining Catalyst, he was a Managing Director for GKH Partners, L.P., a leveraged buyout fund, from 1991 to 1998. Mr. Hayes began his career at Price Waterhouse as a CPA. Mr. Hayes currently serves on the Board of Directors of Unigistix, Inc. Mr. Hayes was initially appointed to the Board in February 2002 pursuant to the terms of the Securities Purchase Agreement.
Richard J. Renaud (56)	June 2002
Mr. Renaud has been Chairman of Wynnchurch Capital, Ltd., a private equity company, since 1999. From 1997 to 1999, Mr. Renaud was Chairman, President and CEO of Peelbrooke Capital Inc. He has been an active private equity investor and CEO of various companies since the early 1970's. Mr. Renaud was initially nominated for election to the Board in 2002 pursuant to the terms of the Securities Purchase Agreement.

Class II Directors with Terms Expiring in 2005
John A. Hatherly (44)	February 2002
Mr. Hatherly has been President and Managing Partner of Wynnchurch Capital, Ltd., a private equity company, since 1999. He served as the Head of Merchant Banking for GE Capital from 1987 to 1999. Mr. Hatherly also serves on the Board of Directors of iaxis NV, Wormser Company, Connection Concepts, Inc. and Dundee Wealth Management. In addition, Mr. Hatherly has been an advisor for the past 10 years to the Board of Directors of Weider Health & Fitness. Mr. Hatherly was initially appointed to the Board in February, 2002, pursuant to the terms of the Securities Purchase Agreement.
Syd N. Heaton (63)	March 1998
Mr. Heaton was Chairman and Chief Executive Officer of Advantis, a networking technology company formed by IBM Corporation and Sears, Roebuck and Co., from 1992 through his retirement in 1997. Previously he held a variety of management positions with IBM.
Steven Purcell (52)	May 1999
Mr. Purcell joined the Company in August 1998 as Senior Vice President, Chief Financial Officer, Secretary and Treasurer. He was elected to the Board of Directors in May 1999. Prior to joining the Company, he was Chief Financial Officer for American Business Information, a provider of business and consumer data and data processing services. From 1991 to 1996 he served as Vice President—Finance, Chief Financial Officer and Treasurer, of Micro Warehouse, a direct marketer of hardware, software and accessories.

BOARD OF DIRECTORS

        The Board of Directors held four meetings during 2002. All directors attended at least 75 percent of the aggregate number of such meetings and of meetings of Board committees on which they served in 2002.

        The Board of Directors has an Audit Committee, currently consisting of Syd N. Heaton, JoAnne Brandes and Richard Renaud, each of whom is independent as such term is defined in the National Association of Securities Dealers' listing standards. The Audit Committee held three meetings in 2002. The functions of the Audit Committee are described under "Report of the Audit Committee."

        The Board of Directors has a Compensation Committee, currently consisting of Robert Stanojev, Syd N. Heaton and John Hatherly. The Compensation Committee met five times during 2002. The functions of the Compensation Committee include determining executive officers' salaries and bonuses and administering and determining awards under the Company's Incentive Stock Option Plan and certain other employee benefit plans.

        Directors who are not employees or officers of the Company receive $2,000 for each Board meeting attended and $1,000 for each committee meeting attended (if the committee meeting does not fall on the same date as the board meeting) and also receive a non-qualified stock option to purchase 5,000 shares of Common Stock under the Company's Incentive Stock Option Plan on the date of each annual meeting (and on the date of initial election to the Board if other than at an annual meeting). All directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. In addition, pursuant to a director agreement dated August 5, 2002, Mr. Stanojev is paid $200,000 per year for his service as Chairman of the Board of the Company and, on August 5, 2002, was granted non-qualified stock options to purchase 400,000 shares of Common Stock, at an exercise price of $0.39 per share, vesting in three approximately equal annual installments on the first three anniversaries of the grant date, subject to accelerated vesting if he is removed from the position of Chairman of the Board "without cause" or upon a "change in control." As further incentive to Mr. Stanojev to become Chairman of the Board, the Wynnchurch Companies (as defined under "Certain Transactions" below) entered into a Subscription Agreement on August 5, 2002, pursuant to which he subscribed for and purchased for nominal consideration a stock purchase warrant from the Wynnchurch Companies to purchase up to 500,000 shares of common stock at an exercise price $0.73 per share. The warrant vests one-third per year over three years (assuming Mr. Stanojev is serving as Chairman of the Board at such time). Vesting of the warrant shall be accelerated under certain conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), requires the Company's officers (as defined under Section 16) and directors and persons who own greater than 10 percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Except as set forth below, based solely on a review of the forms it received during and with respect to 2002 and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, during 2002 and prior fiscal years (as applicable), all Section 16 filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with by such persons. Ms. Brandes inadvertently failed to timely file a Form 5 to report one transaction that occurred in May 2000 and a Form 5 to report one transaction that occurred in June 2001. Mr. Heaton inadvertently failed to timely file a Form 5 to report one transaction that occurred in May 2000 and a Form 5 to report one transaction that occurred in June 2001.

EXECUTIVE COMPENSATION

        The following table sets forth information with respect to compensation paid or earned for services rendered to the Company by the Company's chief executive officer as of December 31, 2002, another individual who served as chief executive officer of the Company during 2002, the three other executive officers of the Company as of December 31, 2002 who earned more than $100,000 (based on combined salary and bonus) for 2002, and one additional individual who served as an executive officer during 2002 but was no longer serving as such as of December 31, 2002 (together, the "Named Executive Officers"), for the years indicated.

Summary Compensation Table

Long Term Compensation Awards
	Annual Compensation				Restricted Stock Award(s) ($)(2)(3)		Securities Underlying Options (#)(3)
Name and Principal Position								All Other Compensation ($)(4)
	Year	Salary ($)	Bonus ($)(1)
George Watts(5) President and Chief Executive Officer	2002	$131,154		—		—	1,000,000	$207
Raymond R. Hipp(5) Former Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	$360,000 360,000 360,000		$57,000 — —	$	— — 93,600	— — —	$414 1,748 8,545
Steven Purcell Senior Vice President, Chief Financial Officer, Secretary and Treasurer	2002 2001 2000	$300,000 300,000 300,000		$34,000 — —	$	— — 62,400	— — —	$414 687 4,318
Miner Smith(6) Former President—Field Operations	2002 2001	$200,000 110,577		$75,000 125,000		— —	— 150,000	$414 229
Victor J. Fricas Executive Vice President and Chief Operations Officer	2002 2001 2000	$225,000 210,000 175,000		$19,000 — —	$	— — 46,800	300,000 — 5,000	$414 674 4,057
Sharon A. McKinney Senior Vice President—Human Resources	2002 2001 2000	$180,000 180,000 180,000	$ $	19,000 — 24,000	$	— 15,600	25,000 —	$414 1,535 4,031

(1)
The bonuses paid in 2002 to Mr. Hipp, Mr. Purcell, Mr. Fricas and Ms. McKinney were related to the successful refinancing of the Company that was completed during 2002. Only 20% of the total bonus amount allocated to the project was paid, except for Mr. Hipp, whose remaining 80% ($228,000) will be paid pursuant to his severance agreement. The remaining portion of the bonus for the other executives was canceled. The 2002 bonus for Mr. Smith was paid pursuant to the terms of his employment agreement.

(2)
As of December 31, 2002, the number of shares, and the value (based upon the closing price of the Company's Common Stock on December 31, 2002), of the restricted stock held by each of the Named Executive Officers were as follows: Mr. Hipp (300,000 shares / $96,000), Mr. Purcell (200,000 shares/ $64,000), Mr. Fricas (150,000 shares / $48,000) and Ms. McKinney (50,000 shares / $16,000).

(3)
On November 1, 2000, all of the options then held by the Named Executive Officers (covering 965,000 shares of Common Stock in the aggregate), including the options granted in 2000, were cancelled. In exchange, each of the Named Executive Officers received the restricted stock awards specified for the year 2000 in the Summary Compensation Table above. These restricted stock awards were fully vested as of December 31, 2002.

(4)
Amounts for 2002 represent term life insurance premiums paid by the Company for coverage in excess of standard coverage provided to all employees. In addition, Ms. McKinney also received $1,454 in Company matching contributions under the Company's 401(K) plan.

(5)
Mr. Hipp resigned as the Company's Chairman of the Board, President and Chief Executive Officer on June 13, 2002. Mr. Watts joined the Company as President and Chief Executive Officer effective July 1, 2002.

(6)
Mr. Smith resigned from the Company effective July 2002.

Option Grants in Last Fiscal Year

        The following table sets forth information regarding stock options granted to the Named Executive Officers during 2002.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Number of Securities Underlying Options Granted (#)(1)
% of Total Options Granted to Employees in Fiscal Year(2)
Name				Exercise or Base Price ($/SH)(3)	Expiration Date
						5% ($)		10% ($)
George Watts	500,000 500,000	23.3 23.3	% %	0.55 2.50	7/1/2012 7/3/2012	$172,946 —	(5)	$438,279 —	(5)
Raymond R. Hipp	—	—		—	—	—		—
Steven Purcell	—	—		—	—	—		—
Miner Smith	—	—		—	—	—		—
Victor J. Fricas	100,000 100,000 100,000	4.7 4.7 4.7	% % %	0.40 1.50 2.50	7/16/2012 7/16/2012 7/16/2012	25,156 — —	(5) (5)	63,750 — —	(5) (5)
Sharon A. McKinney	—	—		—	—	—		—

(1)
The options granted to Mr. Watts were not exercisable during the first six months from the date the options were originally granted. Thereafter, the options become exercisable at the rate of 2.38 percent of the total share subject to the option on and after the first day of each month. The options granted to Mr. Fricas vest 25% annually on the first four anniversaries of the date of grant.

(2)
Based on 2,150,000 total options granted to employees, including the Named Executive Officers, in 2002.

(3)
For all grants, the exercise price equaled or exceeded the fair market value of the Common Stock on the date of grant.

(4)
The potential realizable values are presented net of the option exercise prices but before any federal or state income taxes associated with exercises and were calculated based on the term of the option at its time of grant (ten years). They were calculated by assuming the stock price on the date of grant would appreciate at the indicated annual rates, which are prescribed by the SEC, compounded annually for the entire term of the option and that the option would be exercised and sold on the last day of its term for the appreciated stock price. Actual gains will be dependent on the future performance of the Company's Common Stock and the option holders' continued employment over the vesting periods. The potential realizable values do not reflect the Company's prediction of its stock price performance. The amounts reflected in the table may not be achieved.

(5)
Since these options have exercise prices that are well above the fair market value per share of the Common Stock at the grant dates, these options will have no realizable values if the Common Stock appreciates at an annual rate of 5% or 10% over the option term.

Fiscal Year-End Option Values

        The following table sets forth information regarding stock options held by the Named Executive Officers as of December 31, 2002. None of the Named Executive Officers exercised any options during 2002.

	Number of Securities Underlying Unexercised Options At Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
George Watts	—	1,000,000	$—	$—
Raymond R. Hipp	—	—	—	—
Steven Purcell	—	—	—	—
Miner Smith	—	—	—	—
Victor J. Fricas	—	300,000	—	—
Sharon A. McKinney	7,140	17,860	—	—

(1)
The value of the options is calculated by subtracting the exercise price per share from the closing price of the Company's Common Stock on the OTC Bulletin Board on December 31, 2002, which was $0.32.

Employment Agreements

        Mr. Watts is employed as President and Chief Executive Officer under an employment agreement dated July 1, 2002 for an initial term of one year, subject to automatic one-year extensions as of such date and as of each June 30, thereafter, subject, however, to termination at any time as provided in the agreement. Pursuant to the agreement, Mr. Watts is entitled to a base salary of $275,000 per year. The agreement also provides that Mr. Watts is eligible for an incentive compensation award for each calendar year for up to 100% of his annual base salary (pro-rated base salary in partial years of employment), based upon performance targets to be determined by the Board. Mr. Watts did not receive a bonus in 2002. In addition, in the event the Company terminates Mr. Watts without cause or Mr. Watts resigns with good reason, Mr. Watts will be entitled to an amount equal to one year's base salary plus a prorated portion of any applicable annual incentive award for the year in which the termination occurs.

        Mr. Hipp was employed as Chairman of the Board, President and Chief Executive Officer under an employment agreement dated July 23, 1998, which extended initially through December 31, 2001, subject to an automatic one-year extension as of such date and as of each December 31 thereafter, unless 90 days' notice of intent not to extend was given by Mr. Hipp or the Company. Under the agreement, Mr. Hipp did receive a bonus of $57,000 during 2002 related to the successful refinancing of the Company that was completed in 2002. This represented 20% of the total bonus potential for the successful refinancing. The remaining 80% was deferred by the Company, however, the Company is contractually obligated to pay the remaining amount. Mr. Hipp resigned from the Company effective June 13, 2002. Pursuant to a separation agreement with Mr. Hipp, the Company is obligated to pay Mr. Hipp an aggregate of $720,000, payable in equal monthly installments over the 24-four month period that began on June 30, 2002.

        Mr. Purcell is employed as Senior Vice President and Chief Financial Officer under an employment agreement dated August 1, 1998, which extended initially through December 31, 2001, subject to automatic one-year extensions as of such date and as of each December 31, thereafter, unless 90 days' notice of intent not to extend is given by Mr. Purcell or the Company. Under the agreement, Mr. Purcell is entitled to a base salary of not less than $250,000 per year. The agreement also provides that Mr. Purcell is eligible for an incentive compensation award for each calendar year. The Board of Directors approved an incentive compensation award for 2002 of up to approximately $175,000, based upon attainment by the Company of certain revenue and earnings per share targets specified in the agreement. Because such targets were not met, no incentive compensation award with respect to such revenue and earnings targets was paid to Mr. Purcell for calendar year 2002. However, Mr. Purcell did receive a bonus in 2002 in the amount of $34,000 related to the successful refinancing of the Company that was completed in 2002. In addition, in the event the Company terminates Mr. Purcell without cause, Mr. Purcell will be entitled to an amount equal to two years' base salary plus a prorated portion of any applicable annual incentive award for the year in which the termination occurs.

        Mr. Smith was employed as President and General Manager—IT Staffing Business under an employment agreement dated July 16, 2001, which extended initially through December 31, 2001, subject to an automatic one-year extension as of such date and as of each December 31 thereafter, unless 90 days' notice of intent not to extend was given by Mr. Smith or the Company. Under the agreement, Mr. Smith was entitled to a base salary of not less than $250,000 per year and was entitled to receive a guaranteed minimum annual incentive compensation award of $125,000 for each of (i) the balance of 2001 and (ii) fiscal year 2002. Mr. Smith was also eligible to receive an additional incentive compensation award of $50,000-$75,000 for fiscal year 2002, based solely upon satisfaction of certain performance goals established by the Board following the effective date of this agreement, and paid in semi-annual increments over the course of 2002. Mr. Smith was paid an aggregate bonus of $75,000 in 2002. Mr. Smith resigned from the Company in July 2002. Pursuant to a separation agreement with Mr. Smith, the Company is obligated to pay Mr. Smith an aggregate of $225,000, of which $25,000 was paid in August 2002, and the remaining $200,000 of which is payable in equal monthly installments over a period of 12 months.

        Mr. Fricas is employed as Executive Vice President and Chief Operating Officer. He has an employment agreement dated August 15, 2000, which extended initially through December 31, 2000, subject to automatic one year extensions as of such date and as of each December 31, thereafter, unless 90 days' notice of intent not to extend is given by Mr. Fricas or the Company. Under the agreement, Mr. Fricas is entitled to a minimum base salary of $175,000 per year. The agreement also provides that Mr. Fricas is eligible for an incentive compensation award for each calendar year. The Company did not pay an incentive bonus to Mr. Fricas during 2002 because the Company did not meet certain revenue and earnings per share targets specified in the agreement. However, Mr. Fricas did receive a bonus in 2002 in the amount of $19,000 related to the successful refinancing of the Company that was completed in 2002. In addition, in the event the Company terminates Mr. Fricas without cause, Mr. Fricas will be entitled to an amount equal to one year's base salary plus a prorated portion of any applicable annual incentive award for the year in which the termination occurs.

        Ms. McKinney is employed as the Senior Vice President, Human Resources under an employment agreement dated August 15, 2000, which extended initially through December 31, 2000, subject to automatic one-year extensions as of such date and as of each December 31, thereafter, unless 90 days' notice of intent not to extend is given by Ms. McKinney or the Company. Under the agreement, Ms. McKinney is entitled to a base salary of $180,000 per year. The agreement also provides that Ms. McKinney is eligible for an incentive compensation award for each calendar year. The Company did not pay an incentive bonus to Ms. McKinney during 2002 because the Company did not meet certain revenue and earnings per share targets specified in the agreement. However, Ms. McKinney did receive a bonus in 2002 in the amount of $19,000 related to the successful refinancing of the Company that was completed in 2002. In addition, in the event the Company terminates Ms. McKinney without cause, Ms. McKinney will be entitled to an amount equal to one year's base salary plus a prorated portion of any applicable annual incentive award for the year in which the termination occurs.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview of Executive Compensation Policies

        The Compensation Committee of the Board of Directors determines the salaries and bonuses of executive officers and other key employees of the Company and administers the Company's Incentive Stock Option Plan. In setting the compensation levels of the Company's executive officers and in administering the Stock Option Plan, the Compensation Committee has established the following principles:

  1)
  Provide competitive compensation levels and use equity ownership through the grant of stock options to attract and retain highly qualified individuals.

  2)
  Set competitive base compensation levels and utilize significant performance-based incentive compensation to achieve total compensation targets.

  3)
  Establish performance goals which are aggressive and are aligned with an objective of increasing stockholder value at a greater rate than the rate achieved by the upper quartile of the Russell 2000 Index.

  4)
  Use discretionary cash awards as appropriate to recognize outstanding individual contributions or overall Company performance that far exceeds annual goals.

  5)
  Allocate stock options and /or restricted stock grants broadly across the organization so that all executive officers and key employees have a stockholder perspective.

        The overall compensation of the executive officers consists of the compensation components set forth below. The Compensation Committee believes that in 2002 the executive officers of the Company were compensated at levels comparable to other information services or staffing companies.

Total Compensation—2002

  Base Salaries.

        Base Salaries of the Named Executive Officers were paid as specified in the Summary Compensation Tables above. The Compensation Committee believes that the base salary levels of the executive officers are comparable to their peers within the information services and staffing industries.

  Bonuses.

        Under the Company's 2002 Target Bonus Plan, the Compensation Committee established certain corporate revenue and profit goals, specific revenue and profit goals for certain business units, and executive specific goals. For 2002, no bonuses were paid to any of the executive officers under the Target Bonus Plan. However, one of the executive officers received an incentive compensation award pursuant to the terms of his employment agreement, and four other executive officers were granted an incentive compensation award related to the successful refinancing of the Company in 2002.

  Option Grants and Restricted Stock.

        Executive officers and other key employees of the Company are eligible to participate in the Incentive Stock Option Plan. The purpose of the Stock Option Plan is to provide incentive to management and key employees to maximize stockholder value by providing them with opportunities to acquire shares of the Company's Common Stock. Options and/or shares of restricted stock are granted to executive officers and key employees who the Compensation Committee, in its sole discretion, determines to be responsible for the future growth and profitability of the Company. The Compensation Committee determines the employees to whom options and/or restricted stock will be granted and establishes the number of shares covered by each grant and the exercise price and vesting period for each grant. In 2002 the Compensation Committee granted options to certain key employees, excluding executive officers, based on each individuals respective performance.

Compensation of the Chief Executive Officer.

        Mr. Watts was hired as President and Chief Executive Officer effective July 1, 2002. During 2002, he was paid a salary of $131,154. Under the terms of his employment agreement, Mr. Watts was eligible for an incentive compensation award in 2002 for up to 100% of his prorated salary during the year, based upon performance targets determined by the Board. Because such targets were not met, no incentive compensation was paid for 2002. Additionally, in connection with the commencement of Mr. Watts' employment with the Company, Mr. Watts received grants of non-qualified stock options on July 1, 2002 and on July 3, 2002, each to purchase 500,000 shares of Common Stock, at an exercise price of $0.55 and $2.50, respectively. The options granted to Mr. Watts were not exercisable during the first six months from the date the options were originally granted, which is ten years prior to the specified expiration date. Thereafter, the options become exercisable at the rate of 2.38 percent of the total share subject to the option on and after the first day of each month.

        Mr. Hipp was elected Chairman of the Board, President and Chief Executive Officer effective August 1, 1998. Mr. Hipp resigned from the Company effective June 13, 2002. During 2002, he was paid $360,000 in salary pursuant to the terms of his employment and separation agreements. Under the terms of his employment agreement, Mr. Hipp was eligible for an incentive compensation award in 2002 of up to $300,000 based upon the attainment by the Company of certain revenue and earnings targets. Because such targets were not met, no incentive compensation was paid for 2002. Mr. Hipp did receive a bonus of $57,000 during 2002 related to the successful refinancing of the Company that was completed in 2002. This represented 20% of the total bonus potential for the successful refinancing. The remaining 80% was deferred, however, the Company is contractually obligated to pay the remaining amount.

Deductibility of Compensation in Excess of $1 Million Per Year.

        Internal Revenue Code section 162(m), in general, precludes a public corporation from claiming a tax deduction for compensation in excess of $1 million in any taxable year for any executive officer named in the summary compensation table in such corporation's proxy statement. Certain performance-based compensation is exempt from this tax deduction limitation. The Compensation Committee's policy is to structure executive compensation in order to maximize the amount of the Company's tax deduction. However, the Compensation Committee reserves the right to deviate from that policy to the extent it is deemed necessary to serve the best interests of the Company.

Respectfully Submitted By:
 The Compensation Committee
Robert Stanojev
Syd N. Heaton
John A. Hatherly

PERFORMANCE GRAPH

        The following graph sets forth a comparison of the Company's cumulative total stockholder return on its Common Stock for the period beginning December 31, 1997, and ending December 31, 2002, against the cumulative total return of the Russell 2000 Index and a Company selected peer group for the same period. The peer group consists of publicly-traded companies in both the staffing and computer services industries and includes the following companies: Computer Horizon Corporation, Computer Task Group, Inc., MPS Group., Keane, Inc., Spherion Corporation, Personnel Group of America, Inc., RCM Technologies, Inc., Analysts International Corporation, CDI Corporation and Comforce Corporation. The total stockholder return for each company in the peer group has been weighted according to its stock market capitalization. This graph and table shown below assumes an investment of $100 on December 31, 1997 in each of the Company's Common Stock, the Russell 2000 Index and the peer group and assumes reinvestment of dividends, if any. The stock price performance shown below is not necessarily indicative of future stock price performance.

	December 31,
	1997	1998	1999	2000	2001	2002
Alternative Resources Corporation	$100.00	$46.07	$23.85	$1.49	$2.25	$1.41
Russell 2000 Index	$100.00	$97.45	$118.17	$114.60	$117.45	$93.39
Peer Group C	$100.00	$73.91	$61.50	$20.87	$28.63	$20.82

CERTAIN TRANSACTIONS

        On January 31, 2002, the Company issued to Wynnchurch Capital Partners, L.P. and Wynnchurch Capital Partners Canada L.P. (the "Wynnchurch Companies") $10.0 million principal amount of 15% Senior Subordinated Convertible Notes due January 31, 2009. These notes are convertible into Common Stock of the Company at a conversion price of $2.50 per share. In conjunction with the sale of these notes, the Company issued 10,000,000 warrants (immediately exercisable) to purchase shares of the Company's Common Stock at $0.55 per share. Additionally, the Company issued 1,000,000 warrants to purchase its Common Stock at $0.73 per share. These warrants were not exercisable for one-year contingent upon the Company meeting certain performance measures, however, the warrants would expire if such performance measures were met. As of December 31, 2002, the Company did not meet the specific performance measures related to the 1,000,000 warrants and, accordingly, these warrants have become exercisable. The Company paid Wynnchurch Capital Ltd., an affiliate of the Wynnchurch Companies, a $250,000 commitment fee and a $50,000 closing fee in connection with these transactions. Wynnchurch was granted the right to have two designees appointed to the Company's seven person board, with a right, upon request, to have the board increased by up to two members, and to appoint those additional directors. The Wynnchurch Companies designated Messrs. John A. Hatherly and Frank G. Hayes, who were appointed to the Company's board on February 4, 2002. Messrs. Michael J. Hering and Richard J. Renaud were nominated for election as directors at the request of Wynnchurch and were elected to the Company's board at the Company's annual meeting held on June 13, 2002. Mr. Hatherly is the President, Treasurer and Director of Wynnchurch Management, Inc. and Wynnchurch GP Canada, Inc.

        On April 14, 2003, in connection with an amendment to the Company's credit agreement with Fleet Capital, the Company's senior lender, to allow overadvances of up to $2,000,000 through December 31, 2003, the Wynnchurch Companies executed a guaranty to Fleet Capital, of the overadvance amounts. In consideration, the Wynnchurch Companies and the Company amended their agreements, 15% Senior Subordinated Convertible Notes and warrants to reduce the conversion price per share of the notes to $1.50, reduce the exercise price of all outstanding warrants to $0.26, provide that any draw on the guaranties could be satisfied by a purchase by the Wynnchurch Companies of additional 15% Senior Subordinated Convertible Notes having a principal amount equal to Fleet Capital's draw and having terms equal to the outstanding 15% Senior Subordinated Convertible Notes and provide for a $250,000 fee to the Wynnchurch Companies in the event of a draw upon their guaranty, payable through the issue of additional 15% Senior Subordinated Convertible Notes.

AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

        We have reviewed and discussed with senior management the Company's audited financial statements for the year ended December 31, 2002. Management has confirmed to us that such financial statements (1) have been prepared with integrity and objectivity and are the responsibility of management and, (2) have been prepared in conformity with accounting principles generally accepted in the United States of America.

        We have discussed with KPMG LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee), as amended by SAS 90. SAS 61 and

SAS 90 require our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (1) their responsibility under auditing standards generally accepted in the United States of America, (2) significant accounting policies, (3) quality of accounting principles, (4) management judgments and accounting estimates, (5) significant audit adjustments, (6) other information in documents containing audited financial statements, (7) any disagreements with management, (8) any consultations with other accountants, (9) any major issues discussed with management prior to retention, (10) any difficulties encountered in performing the audit and (11) any fees from management advisory services.

        We have received from KPMG LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between KPMG LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. KPMG LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws. The Audit Committee has considered whether the non-audit services rendered by KPMG LLP are compatible with maintaining their independence.

        Based on the review and discussions described above with respect to the Company's audited financial statements, we recommended to the Board of Directors that such financial statements be included in the Company's Form 10-K Annual Report for the year ended December 31, 2002.

        In giving our recommendation to the Board of Directors, we have relied on (1) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principals generally accepted in the United States of America, and (2) the report of the Company's independent auditors with respect to such financial statements.

Respectfully Submitted By:
 The Audit Committee
Syd N. Heaton
JoAnne Brandes
Richard Renaud

INDEPENDENT ACCOUNTANTS

        The Company's Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed the firm of KPMG LLP as independent accountants to audit the books, records and accounts of the Company for 2003.

        It is expected that representatives of KPMG LLP will be present at the annual meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

        Audit Fees—The Company was billed a total of $270,000 by KPMG LLP, the Company's independent auditors, for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and the reviews of interim financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2002.

        Financial Information Systems Design and Implementation Fees—The Company did not engage KPMG LLP for financial information systems design and implementation services during the fiscal year ended December 31, 2002.

        All Other Fees—The Company was billed a total of $173,000 for all other services rendered by KPMG LLP during the fiscal year ended December 31, 2002 that are not set forth above. Such services included employee benefit plan audit fees, income tax assistance and tax return preparation.

PROPOSALS OF SECURITY HOLDERS

        A stockholder proposal to be presented at the 2004 Annual Meeting of Stockholders must be received at the Company's corporate headquarters, 600 Hart Road, Suite 300, Barrington, Illinois 60010 by no later than January 15, 2004 for evaluation as to inclusion in the Proxy Statement in connection with such Meeting.

        In order for a stockholder to nominate a candidate for director, under the Company's Bylaws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, any such notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary at the principal executive offices of the Company not less than 60nor more than 90 days prior to the date of the annual meeting of stockholders or, if the Company mails its notice and proxy to the stockholders less than 60 days prior to the annual meeting, within 10 days after the notice and proxy is mailed. Such notice must describe various matters regarding the nominee and the stockholder giving the notice, including such information as name, address, occupation and shares held.

        In order for a stockholder to bring other business before a stockholders meeting, timely notice must be given to the Secretary of the Company within the time limits described above. Such notice must include various matters regarding the stockholder giving the notice and a description of the proposed business. These requirements are separate from, and in addition to, the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

OTHER MATTERS TO COME BEFORE THE MEETING

        The Board of Directors of the Company knows of no other business, which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxies will vote upon them in accordance with their judgment.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Steven Purcell Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Barrington, Illinois
Date: May 14, 2003

Proxy—Alternative Resources Corporation

Meeting Details

600 Hart Road, Suite 300, Barrington, Illinois 60010
Proxy Solicited by Board of Directors for Annual Meeting—June 12, 2003.

George Watts and Steven Purcell, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Alternative Resources Corporation to be held on Thursday, June 12, 2003 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees for election as directors.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

(COMPANY LOGO)

	☐	Mark this box with an X if you have made changes to your name or address details above.
Annual Meeting Proxy Card
A	Election of Directors
1.	The Board of Directors recommends a vote FOR the listed Class III nominees named below.
		For	Withhold
01 -	‹Michael J. Hering›	☐	☐
02 -	‹Robert Stanojev›	☐	☐
03 -	‹George Watts›	☐	☐

B	Authorized Signature - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

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SECURITIES BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT ACCOUNTANTS
PROPOSALS OF SECURITY HOLDERS
OTHER MATTERS TO COME BEFORE THE MEETING